Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                October 30, 2002
_______________________________________________________________________________


                        CBL & ASSOCIATES PROPERTIES, INC.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)


Delaware                            1-12494                    62-1545718
_______________________________________________________________________________
(State or other                   (Commission                 (IRS Employer
jurisdiction of                    File Number)           Identification Number)
incorporation)

              2030 Hamilton Place Boulevard, Chattanooga, TN 37421
_______________________________________________________________________________
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
_______________________________________________________________________________
                               (423) 855-0001

                        CBL & ASSOCIATES PROPERTIES, INC.
                       Conference Call, Third Quarter 2002
                        October 30, 2002 @ 10:00 a.m. EDT



     Thank you and good morning. We appreciate your participation in today's call to discuss our results for the third quarter of 2002. With me today is John Foy, the Company's Vice Chairman and Chief Financial Officer, and Charlie Willett, Senior Vice President of Finance, who will first read our Safe Harbor disclosure.

     This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that our dividend has increased substantially. And that a transcript of today's comments including the preliminary balance sheet, detailed debt schedule, development schedule and leasing information will be filed today as a form 8-K and will be available upon request. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

Thank you, Charlie.

     As our earnings release stated, the third quarter was a very successful one for our company in a number of respects. We are pleased to be able to report 12.3% FFO growth year to date and an 18% dividend increase. We have a number of exciting accomplishments to discuss on today's call. Let's start with our development program.

DEVELOPMENTS
------------
     Two weeks ago we held the very successful Grand Opening of Parkway Place Mall in Huntsville, AL. This mall was developed with our 50/50 joint venture partner Colonial Properties Trust. Parkway Place represents the complete redevelopment of an older urban mall the venture purchased in 1998, demolished and rebuilt in phases. Parkway Place has 630,000 square feet and is anchored by two flagship department stores; Parisian that opened last fall and Dillard's that opened with the mall on October 16. The mall opened 75% leased and committed and we expect that the mall will reach 85% occupancy by the fourth quarter of 2003. We have an excellent lineup of tenants that are new to the Huntsville market including Williams Sonoma, Chico's, Jos A. Bank and Hollister. The initial yield for the project after development and management fees is 8.5% with a stabilized yield of 10%.

     During the third quarter we commenced construction on The Mall of South Carolina at Myrtle Beach, SC, a 50/50 joint venture with Burroughs and Chapin, that contributed the land to the venture. The mall will be anchored by Belk, Dillard's and Sears and will contain a Bed, Bath & Beyond, a Border's Bookstore and Dick's Sporting Goods as junior anchors. In addition we have more than 60% of the mall shop space committed, which is encouraging to us given that the mall will not open until March 2004. Upon the opening of this mall the older, undersized Myrtle Square Mall, which is owned by our partner, will close.

     Including the Myrtle Beach mall, we have a total of 2.4 million square feet under construction. This includes two associated centers: The Shoppes at Hamilton Place, Chattanooga, TN, and Parkdale Crossing, Beaumont, TX, and two community centers, Waterford Commons, Waterford, CT and Cobblestone Village, St. Augustine, FL. We have several other projects in the development pipeline, which is driven by retailers who direct us to markets in which they are seeking to expand. We will continue to be conservative as we consider new development opportunities.

     Our proforma share of the total investment of the new projects currently under construction is approximately $169.6 million, of which $47.6 million has been invested as of September 30, 2002. Construction loans or credit facilities are in place for the remaining costs. Initial unleveraged yields on these developments are expected to range from 9% to 10%, after management and development fees, with stabilized yields ranging from 10-11%.

     Also during this quarter, many exciting development activities were announced at our properties:

|X| Rich's, a division of Federated, will open as the fifth department store at Arbor Place Mall in Atlanta, GA in the fall of 2004.
|X| At Parkdale Mall, Foley's department store held an August grand opening of their 170,000 square foot department store that replaced a closed Montgomery Ward's. Also under construction in the mall is a 26,000 square foot Linens-n-Things that will open in the summer of 2003. The total renovation of Parkdale Mall commenced in August and will be completed in August 2003.
|X| At Meridian Mall, in Lansing, Michigan, Gaylan's opened their new 80,000 square foot store in August and last month Younkers announced they will open next spring in the closed Jacobson's store.
|X| Dillard's opened two new department stores: one at Randolph Mall, Asheboro, NC, which replaced a closed Rose's and the other at Asheville Mall, Asheville, NC replacing a vacated Montgomery Ward's.
|X| Dillard's will also be opening their expanded store at Jefferson Mall in Louisville, KY in November.
|X| During the quarter, we added a 10,000 square foot David's Bridal to the Springdale Mall, Mobile, AL.

     We are renovating seven malls at this time and five of these will be completed for the holiday season. We continue to see strong results at our malls, and believe that their updated look is a big part of this success with the retailers and customers.

LEASING & OCCUPANCY
-------------------
     As of the third quarter, we increased the total portfolio's occupancy to 92.8%, a 170 basis point improvement over the second quarter's occupancy and a 60 basis point improvement over the same quarter one year ago. These increases indicate the fundamental stability of our properties as well as the success of our pro-active leasing strategy. We expect that the occupancy levels at year-end will be slightly higher than in the third quarter.

     During the third quarter we executed over 300,000 square feet of new leases and renewed 204,000 square feet of existing tenants for a total of approximately 504,000 square feet.

     For the quarter, average renewal base rents, as compared to prior base rents increased 15.2% in the malls, 6.7% in the associated centers, and 4.6% in the community centers. On new leases, the average base rents increased 22.4% over the rent paid by the prior tenant. For the first nine months of 2002, we had 158,000 square feet of bankruptcies compared to 368,000 square feet for the first nine months of 2001. Our 8-K filing will include a schedule detailing the leasing of new and renewal tenants.

DISPOSITIONS/ACQUISITIONS
-------------------------
     During the third quarter there was no disposition or acquisition activity. Subsequent to the quarter we sold a community center property, Salem Crossing in Virginia Beach, VA, which will be reflected in the fourth quarter results. We continue to look at acquisition opportunities where we can enhance the value of the property through our aggressive hands-on approach to leasing, specialty leasing and management.

     I will now turn the call over to John Foy to discuss the financial results for the quarter.

INCOME STATEMENT REVIEW
-----------------------
     The third quarter results reflected improved operating performance. Let me briefly review the financial results:

1. FFO per share increased 6.2% over the prior year. Of this increase, 40% was a result of the addition of The Lakes Mall, Muskegon, Michigan, the acquisition of the remaining partnership interest in Columbia Place, Columbia, SC, and the acquisition of Panama City Mall, Panama City, FL and Richland Mall, Waco, TX. The other 60% of our growth was attributable to increases in occupancy, base rents and interest savings.

2. Our cost recovery ratio was 93.1% for the nine months compared to 98% for the same period a year ago. The cost recovery ratio trended down as a result of bankruptcies, store closings and new lease negotiations with certain tenants. We anticipate that our cost recovery ratio will be approximately 93% to 94% for the full year 2002.

3. For the quarter, outparcel sales would have increased FFO by $0.01 per share to $1.04. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 53.9% based on a fully diluted, converted share count. Including outparcel sales, the payout ratio was 53.4%.
4. As announced, we are increasing the dividend for the fourth quarter by 18% to $0.655 per share and we expect to have an annualized dividend of at least $2.62 through 2003. We will continue to maintain a conservative dividend payout ratio.

     Also, a good indication of the strength of our balance sheet is the fact that, considering available extension options, we do not have any debt maturities in the next fifteen months other than normal principal amortization.

     As we stated in our news release, same-center NOI growth was a positive 1.4% for the total portfolio, driven by increased rents and occupancy levels. The breakdown for the third quarter by property type is as follows:

1. The same-center mall NOI increased 1.4% with lease termination fees, and 2.0% without, as lease termination fees were less this quarter than in the same period last year.

2. NOI for the associated centers increased by 9% due to releasing of space vacated last year as a result of bankruptcies.

3. Same-center community center NOI decreased 1.8% for the quarter. The vacancies resulting from the bankruptcy of both Home Place at Kingston Overlook in Knoxville, TN and Quality Stores at Sattler Square in Big Rapids, MI, continued to impact community center results. The space at Sattler Square has been released to two tenants, both of which are under construction and scheduled to open within the next few months. The Kingston Overlook property has a lease under negotiation for the entire vacant space and we expect that lease will become operative in the first half of 2003.

CAPITAL EXPENDITURES
--------------------
     Year to date we have spent $19.1 million on tenant allowances, which include deferred leasing costs of $1.2 million, $10.5 million on revenue neutral capital expenditures and $44.4 million on revenue enhancing capital expenditures. Year-to-date, the revenue neutral expenditures included the following: $4.0 million spent on resurfacing and the improved lighting of parking lots, $6.4 million for roof repairs and replacements, and a small portion of this amount was included in the renovation costs. Revenue neutral capital expenditures are billed to the tenants as common area maintenance expense and the vast majority is recovered over a five to fifteen year period. Revenue enhancing capital expenditures are for remodeling and upgrades of our malls of which approximately 30% are recoverable from tenants.

     In 2002, for the total portfolio, we are projecting to spend $25 million on tenant allowances, $35 million in revenue neutral and $62 million on revenue enhancing capital expenditures.

RETAIL SALES
------------
     Based upon the criteria of including only stores of 10,000 square feet and less for mall stores, same store sales year to date decreased 1.5% for those tenants reporting. Total mall shop sales volume decreased to $1.867 billion for the first nine months compared to $1.951 billion for the same period in 2001.

     Occupancy cost as a percentage of sales at our malls was 13.8% for the nine months ending September 30, 2002 compared to 12.8% for the same period one year ago. Occupancy cost as a percentage of sales has increased due to the relatively flat sales results reported by the retailers, while certain operating expenses and other recoverable costs have increased.

CORPORATE GOVERNANCE
--------------------
     At the recommendation of the Audit Committee, the Board of Directors stated that effective January 1, 2003 the Company will begin expensing stock options granted after that date. In anticipation of new rules being considered by the SEC and the New York Stock Exchange, the Company is actively involved in updating the charters for all of its committees. We have also formed a Nominating/Corporate Governance Committee.

CONCLUSION
----------
     Based on our third quarter results and barring any further disruptions from unforeseen economic events, we are comfortable with the current First Call consensus estimate of $4.31 for 2002 and $4.58 for 2003.

     Before we open the call for Q&A I would like to share our thoughts on the following:

|X| At CBL, we continuously challenge ourselves to improve upon our results and performance. Our sound and disciplined management approach to our business has resulted in sustained success for the Company and our shareholders.

|X| Despite the difficult economy, our properties continue to perform well as evidenced by our improved occupancy and relatively stable sales.

|X| Not only the state of our portfolio is important to us, but also the strength of our balance sheet. As of September 30, 2001 our debt to market capitalization was 62.3%. As of September 30, 2002 our debt to market capitalization was 50.3%. Granted, last year we had the tragic events of September 11, 2001 which impacted our stock price. Since that time we have done a common offering, which raised $115M, completed a preferred offering which raised $100M and closed a 10-year fixed rate CMBS transaction of $407M. All of this was accomplished and we were still able to show a growth in our FFO on a per share basis for the nine months of 12.3%

|X| Given the strength of our balance sheet, we have the flexibility to make acquisitions and pursue other growth opportunities as they arise. We have and will continue to look at new markets where we can further geographically diversify our portfolio.

     We appreciate the confidence and support. Thank you again for joining us today and we welcome the opportunity to show you our newest development Parkway Place in Huntsville, Alabama. We also look forward to seeing many of you next week at NAREIT. Stephen and I will now be happy to answer your questions that you have.

PROPERTIES UNDER RENOVATION AS OF SEPTEMBER 30, 2002

                                                                             Cost To
                                                      Est. Total Cost       Date (in
        Property                    Location           (in millions)        millions)        Completion
------------------------- ------------------------- -------------------- ---------------- ---------------
Columbia Mall             Columbia, SC                      $10.9              $10.4       October 2002

Kentucky Oaks             Paducah, KY                         0.8                  0       November 2002

Hickory Hollow            Nashville, TN                       8.6                8.4       November 2002

Stroud Mall               Stroudsburg, PA                     3.0                3.8       November 2002

Hanes Mall                Winston-Salem, NC                  18.2               17.4       November 2002

St. Clair Square          Fairview Heights, IL               12.3                1.6       April 2003

Parkdale Mall             Beaumont, TX                       13.2                1.3       April 2003

Other Centers                                                                    1.5
                                                                              --------
TOTAL                                                                           44.4

          Detail of roof and parking lot capital expenditures for the nine months ended September 30, 2002

                                                                     Revenue Neutral      Revenue Enhancing
                                                                     ---------------         -----------------
Other Capital expendiatures                                                  $ 5,587         $ 38,993
Parking lot and parking lot lighting                                           1,029            2,966
Roof repairs and replacement                                                   3,890            2,489
                                                                              ------            -----
Total                                                                       $ 10,506         $ 44,448
                                                                       =============     ============

Detail of Defferred Leasing as of September 30,2002 (in thousands)
Deferred Leasing
 Costs (000's)         Q1          Q2          Q3         YTD
------------------- -------     -------     -------     -------
2002                $  45       $ 466       $ 710       $1,221

2001                  887          85         673        1,645

     The capital expenditures that we incur for maintenance such as parking lots repairs, parking lot lighting and roofs are classified as revenue neutral. These expenditures are billed to the tenants as common area maintenance expense and the vast majority is recovered over a five to fifteen year period. Revenue enhancing capital expenditures are for remodelings and upgrades for enhancing our competitive position in the market area. A portion of these expenditures covering items such as new floor coverings, painting, lighting and new seating areas are also recovered through tenant billings. The costs of other items such as new entrances, new ceilings and skylights are not recovered from tenants. We estimate that 30% of our revenue enhancing expenditures are recoverable from our tenants over a ten to fifteen year period of time. The third category of capital expenditures is tenant allowances, sometimes made to third-generation tenants. Tenant allowances are recovered in minimum rents from the tenants over the life of the lease.

RENEWAL LEASING, THIRD QUARTER ENDED SEPTEMBER 30, 2002

                               Prior PSF    New PSF Base   New PSF Base    % Change     % Change
Property Type                  Base Rent    Rent-Initial     Rent-Avg.      Initial      Average
---------------------------- -------------- -------------- -------------- ------------ ------------
Stabilized Malls                $23.91         $26.85         $27.55         12.3%        15.2%

Associated Centers               18.81          20.08          20.08          6.7%         6.7%

Community Centers                11.49          11.84          12.02          3.0%         4.6%


                                  Prior PSF    New PSF Base   New PSF Base    % Change     % Change
Stabilized Malls     Sq. FT.      Base Rent    Rent-Initial     Rent-Avg.      Initial      Average
---------------------------- -------------- -------------- -------------- ------------ ------------
New Leases          157,000        $23.47         $27.78         $28.74         18.3%        22.4%

Renewal Leases      110,000         24.22          26.21          26.72          8.2%        10.3%


TOTAL LEASING COMPARED TO TENANTS VACATING
THIRD QUARTER ENDED SEPTEMBER 30, 2002

                                 Leased       Avg. Base       Vacated         Avg.
Property Type                    Sq. Ft.         Rent         Sq. Ft.      Base Rent
----------------------------- -------------- ------------- -------------- -------------
Malls                            430,510        $25.91        93,381         $26.11

Associated Centers                63,453         12.25        20,805          10.74

Community Centers                  9,863         20.36         5,000          18.75
                                 -------                     -------
                                 503,826                     119,186
                                 =======                     =======

DEVELOPMENT SCHEDULE FOR NEW PROJECTS UNDER
CONSTRUCTION AS OF SEPTEMBER 30, 2002

                                                                    CBL's Cost or
                                                                       Share of       Cost Spent to
                                                                    ProForma Cost       Date (in
Property                             Location             GLA       (in millions)       millions)        Opening       Yield
------------------------------   -------------------- ------------- --------------- --------------- --------------- -------------
NEW MALL DEVELOPMENT
--------------------
Mall of South Carolina*,         Myrtle Beach, SC        1,500,000          $72.5*          $4.7       March 2004        9%
(50/50 JV)


ASSOCIATED CENTERS
------------------
Parkdale Crossing                Beaumont, TX               87,000           $12.2          $9.1       October 2002      9%

The Shoppes at Hamilton          Chattanooga, TN           130,000           $16.6          $7.1       April 2003        9%
Place


COMMUNITY CENTERS
-----------------
Waterford Commons**,             Waterford, CT             354,900           $29.4         $10.4       September 2003   10%
(75/25 JV)

Cobblestone Village              St. Augustine, FL         305,000           $34.9         $13.9       Spring 2003      10%


EXPANSIONS
----------
Bonita Crossing                  Meridian, MS               17,600            $1.8          $0.6       October 2002      9%

Westgate Mall, Tweeter's         Spartanburg, SC            17,245            $2.2          $1.8       November 2002    10%

                                                      ------------- --------------- -------------
Total                                                    2,411,500         $169.60         $47.6
                                                      ============= =============== =============

*JV development

** With CBL owning at least 75%

CBL & Associates Properties, Inc.
Notes Payable And Interest Rate
AS OF September 30, 2002 (in thousands excepte per share amounts)


                                          MATURITY   Interest    BALANCE      Balance

PROPERTY                                    DATE       Rate      9/30/02       Fixed       Floating
------------------------------------------------------------------------------------------------------
Albemarle, NC        Northwoods Plaza      Jun-12       9.750%      $ 1,072      $ 1,072          $ -
Ashboro, NC          Randolph Mall         Aug-12       6.500%       15,658       15,658            -
Asheville,  NC       Asheville Mall        Sep-11       6.980%       70,523       70,523            -
Beaumont, TX         Parkdale Mall         Jun-03       3.170%       45,000            -       45,000
Brookfield, IL       Brookfield Square     May-05       7.498%       73,940       73,940            -
Burnsville, MN       Burnsville Center     Aug-10       8.000%       72,377       72,377            -
Cary , NC            Cary Towne Ctr        Mar-09       6.850%       89,538       89,538            -
Charleston, SC       Citadel Mall          May-07       7.390%       32,736       32,736            -
Chattanooga, TN      CBL Center            Aug-12       6.250%       14,986       14,986            -
Chattanooga, TN      Hamilton Corner       Aug-11      10.125%        2,757        2,757            -
Chattanooga, TN      Hamilton Place        Mar-07       7.000%       67,573       67,573            -
Chattanooga, TN      Perimeter Place       Jan-08      10.625%        1,127        1,127            -
Cincinnati, OH       Eastgate Mall         Dec-03       3.375%       41,750            -       41,750
Cincinnati, OH       Eastgate Crossing     Apr-07       6.380%       10,626       10,626            -
Columbia, SC         Columbia Mall         Jun-03       3.170%       35,444            -       35,444
Cortlandt, NY        Cortlandt Towne CenterAug-08       6.900%       50,179       50,179            -
Dalton, GA           Walnut Square         Feb-08      10.125%          596          596            -
Douglasville, GA     Arbor Place Mall      Aug-12       6.510%       81,282       81,282            -
Douglasville, GA     Cosby Station         Sep-14       8.500%        3,672        3,672            -
Douglasville, GA     The Landing At Arbor  Aug-12       6.510%        9,175        9,175            -
Fairview Heights, IL St. Claire Square     Apr-09       7.000%       70,726       70,726            -
Hattiesburg, MS      Turtle Creek Mall     Mar-06       7.400%       31,875       31,875            -
Henderson, NC        Henderson Square      Apr-14       7.500%        5,796        5,796            -
Highpoint, NC        Oak Hollow Mall       Feb-08       7.310%       47,569       47,569            -
Hudson,  NY          Greenport Towne Ctr   Sep-14       9.000%        3,874        3,874            -
Huntsville, AL       Madison Plaza         Feb-04      10.125%          706          706            -
Jackson, TN          Old Hickory Mall      Aug-12       6.510%       35,904       35,904            -
Janesville WI        Janesville Mall       Apr-16       8.375%       15,040       15,040            -
Knoxville, TN        Cedar Bluff Xing      Aug-07      10.625%          920          920            -
Knoxville, TN        Suburban Plaza        Jan-09       7.875%        8,177        8,177            -
Lansing MI           Meridian Mall         Aug-03       2.931%       29,017            -       29,017
Lansing MI Swap rate Meridian Mall         Aug-03       6.955%       80,000            -       80,000
Lexington KY         Fayette Mall          Jul-11       7.000%       96,832       96,832            -
Lexington KY         Fayette Mall DevelopmeDec-04       3.370%        8,550            -        8,550
Louisville, KY       Jefferson Mall        Aug-12       6.510%       45,279       45,279            -
Lousiville KY        Springhurst Towne CentAug-18       6.650%       21,272       21,272            -
Meridian, MS         Bonita Lakes Crossing Oct-09       6.820%        8,773        8,773            -
Meridian, MS         Bonita Lakes Mall     Oct-09       6.820%       27,939       27,939            -
                                        11

CBL & Associates Properties, Inc.
Notes Payable And Interest Rate
AS OF September 30, 2002 (in thousands excepte per share amounts)

                                          MATURITY   Interest    BALANCE      Balance

PROPERTY                                    DATE       Rate      9/30/02       Fixed       Floating
------------------------------------------------------------------------------------------------------
Midland MI           Midland Mall          Jun-03       3.370%       35,000            -       35,000
Morristown, TN       College Square        Sep-13       6.750%       13,372       13,372            -
N Charleston SC      Northwoods Mall       Aug-12       6.510%       64,826       64,826            -
Nashua, NH           Willow Springs Plaza  Aug-07       9.750%        3,638        3,638            -
Nashville, TN        Coolsprings Galleria  Sep-10       8.290%       62,262       62,262            -
Nashville, TN        Courtyard At Hickory  Aug-08       6.770%        4,255        4,255            -
Nashville, TN        Hickory Hollow Mall   Aug-08       6.770%       91,394       91,394            -
Nashville, TN        Rivergate Mall        Aug-08       6.770%       73,864       73,864            -
Nashville, TN        Village At Rivergate  Aug-08       6.770%        3,489        3,489            -
North Haven, CT      North Haven Xing      Oct-08       9.550%        5,694        5,694            -
Oakridge, TN         Briarcliff Square     Feb-13      10.375%        1,434        1,434            -
Panama City, FL      Panama City Mall      Aug-12       7.300%       40,624       40,624            -
Plant City, FL       Collins Park Commons  Oct-10      10.250%          641          641            -
Portland, ME         Bj'S Plaza            Dec-11      10.400%        2,821        2,821            -
Roanoke, VA          Shenandoah Crossing   Aug-10      10.250%          453          453            -
Racine, WI           Regency Mall          Aug-12       6.510%       35,505       35,505            -
Rockford, IL         Cherryvale Mall       Jul-06       7.375%       47,247       47,247            -
Saginaw, MI          Fashion Square        Aug-12       6.510%       62,233       62,233            -
Salem, VA            Valley Commons        Oct-10      10.250%          790          790            -
Spartanburg, SC      Westgate Crossing     Jul-10       8.420%        9,757        9,757            -
Spartanburg, SC      Westgate Mall         Aug-12       6.500%       56,249       56,249            -
St. Petersburg, FL   34Th St Crossing      Dec-10      10.625%        1,292        1,292            -
Stroud, PA           Stroud Mall           Dec-10       8.420%       32,121       32,121            -
Uvalde, TX           Uvalde Plaza          Feb-08      10.625%          545          545            -
Waco, Tx             Richland Mal          May-03       4.750%        9,500            -        9,500
Walterboro, SC       Colleton Square       Aug-10       9.375%          799          799            -
Wausau WI            Wausau Center         Dec-10       6.700%       14,010       14,010            -
Winston-Salem NC     Hanes Mall            Jul-08       7.310%      114,581      114,581            -
York, PA             York Galleria         Dec-10       8.340%       51,382       51,382            -
SUBTOTAL                                                          2,098,037    1,813,776      284,261
Weighted average interest rate
CONSTRUCTION LOANS
Beaumont, TX         Parkdale Crossing     Nov-04       3.440%        2,281            -        2,281
St Augstine FL       Cobblestone Vilage    Jun-05       3.370%        5,740            -        5,740
Waterford, CT        Waterford Commons     Jun-04       4.750%          268            -          268
                                                               ---------------------------------------
                                                               ---------------------------------------
SUBTOTAL                                                              8,289            -        8,289
                                 12

CBL & Associates Properties, Inc.
Notes Payable And Interest Rate
AS OF September 30, 2002 (in thousands excepte per share amounts)

                                          MATURITY   Interest    BALANCE      Balance

PROPERTY                                    DATE       Rate      9/30/02       Fixed       Floating
------------------------------------------------------------------------------------------------------

LINES OF CREDIT                                       2.841%        104,000            -      104,000

                                                               ---------------------------------------
                                                               ---------------------------------------
TOTAL BALANCE SHEET                                               2,210,326    1,813,776      396,550
Weighted average interest rate                                   6.5579%      7.1353%      3.9167%

Plus CBL Share Of Equities
Clarksville, TN      Governors Square      Nov-02     8.230%         15,869       15,869            -
Del Rio, TX          Plaza Del Sol         Feb-12     9.150%          2,218        2,218            -
Ft Smith AR          Massard Crossing      Feb-12     7.540%            597          597            -
Houston, TX          Willowbrook Plaza     Jun-00     7.540%          3,055        3,055            -
Huntsville, AL       Parkway Place         Jan-07     3.350%         25,997            -       25,997
Madison WI           East Towne Mall       Jan-07     8.010%         18,633       18,633            -
Madison WI           West Towne Mall       Jun-07     8.010%         28,807       28,807            -
Paducah, KY          Kentucky Oaks         Feb-12     9.000%         16,500       16,500            -
Vicksburg, MS        Pemberton Plaza       Jan-00     7.540%            204          204            -
                                                               ---------------------------------------
                                                               ---------------------------------------
TOTAL                                                               111,880       85,883       25,997

LESS MINORITY INTEREST
Chattanooga, TN      Hamilton Corner                  10.125%          (276)        (276)           0
Chattanooga, TN      Hamilton Place                   7.000%         (6,757)      (6,757)           0
Uvalde, TX           Uvalde Plaza                     10.625%          (136)        (136)           0
Highpoint, NC        Oak Hollow Mall                  7.310%        (11,892)     (11,892)           -
                                                               ---------------------------------------
                                                               ---------------------------------------
                                                                    (19,062)     (19,062)           0

TOTAL OBLIGATIONS                                                 2,303,144    1,880,597      422,547
Weighted average interest rate                                   6.5789%      7.1849%      3.8818%
                                                        At
                                           Number    09/30/2002
EQUITY                                    Of Shares  Stock Price                            2,303,144
Common Stock And Units                        54,479  $38.75      2,111,061
Preferred Stock      Series A                  2,675  $25.00         66,875
Preferred Stock      Series  B                 2,000  $50.00        100,000
Total Market Equity                                               2,277,936
                                                               -------------
                                                               -------------
Total Debt and Market equity                                      4,581,080
Debt to Market value                                                  50.3%

Total Joint Venture Debt

Clarksville, TN      Governors Square      Sep-16     8.230%         33,408       33,408            0
Del Rio, TX          Plaza Del Sol         Aug-10     9.150%          4,435        4,435            -
Ft Smith, AR         Massard Crossing      Feb-12     7.540%          5,971        5,971            -
Houston, TX          Willowbrook Plaza     Feb-12     7.540%         30,551       30,551            -
Huntsville, AL       Parkway Place         Dec-03     3.350%         51,994            -       51,994
Madison WI           East Towne Mall       Jan-07     8.010%         28,666       28,666            -
Madison WI           West Towne Mall       Jan-07     8.010%         44,318       44,318            -
Paducah, KY          Kentucky Oaks         Jun-07     9.000%         33,001       33,001            -
Vicksburg, MS        Pemberton Plaza       Feb-12     7.540%          2,040        2,040            -
                                                               ---------------------------------------
                                                               ---------------------------------------
TOTAL                                                               234,385      182,391       51,994
Weighted average interest rate                                   7.0913%      8.1578%      3.3500%


                   CBL & Associates Properties, Inc.
                  Consolidated Summary Balance Sheets
                  Preliminary As of September 30, 2002
                            (In thousands)

                                                                           September 30,       December 31,
                                                                               2002                2001
 ASSETS
 LAND                                                                           $  547,598         $ 520,334
 BUILDINGS AND IMPROVEMENTS                                                       3,070,141          2,961,185
                                                                                -----------        -----------
                                                                                  3,617,739          3,481,519
 LESS: ACCUMULATED DEPRECIATION                                                    (407,173)          (346,940)
                                                                                -----------        -----------
                                                                                  3,210,566          3,134,579
 DEVELOPMENTS IN PROGRESS                                                           110,008             67,043
                                                                                -----------        -----------
 NET INVESTMENT IN REAL ESTATE ASSETS                                             3,320,574          3,201,622
 CASH, RESTRICTED CASH AND CASH EQUIVALENTS                                          18,745             10,137
 RECEIVABLES: TENANT AND OTHER                                                       40,855             41,186
 MORTGAGE NOTES RECEIVABLE                                                           14,645             10,634
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                                            110,821             77,673
 OTHER ASSETS                                                                        42,015             31,599
                                                                                -----------        -----------
                                                                                $ 3,547,655        $ 3,372,851
                                                                                ===========        ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                               $ 2,210,391        $ 2,315,955
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                           105,065            103,707
                                                                                -----------        -----------
 Total liabilities                                                                2,315,456          2,419,662

 MINORITY INTERESTS                                                                 487,715            431,101
 SHAREHOLDERS' EQUITY:
 Total shareholders' equity                                                         744,484            522,088
                                                                                -----------        -----------
                                                                                $ 3,547,655        $ 3,372,851
                                                                                ===========        ===========

     The  balance  sheet  above is  preliminary  as of the date of this  report.
Please refer the Company's filing on Form 10-Q when filed for a complete balance sheet as of September 30, 2002

                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.

                                             /c/ John N. Foy
                               ----------------------------------------------
                                                John N. Foy
                                              Vice Chairman,
                                   Chief Financial Officer and Treasurer
                                  (Authorized Officer of the Registrant,
                                      Principal Financial Officer and
                                       Principal Accounting Officer)


Date: October 30, 2002



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